Exhibit 5.1

666 Fifth Avenue, 31st Floor • New York, New York 10103-3198
Telephone: 212 318 3000 • Facsimile: 212 318 3400
May 5, 2011
Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550
Ladies and Gentlemen:
We have acted as counsel to Mistras Group, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the sale by the Company of up to an aggregate of 989,660 shares (the “Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”), including up to 489,660 shares of Common Stock that may be purchased by the Underwriters pursuant to an option to purchase additional shares granted to the Underwriters in accordance with the underwriting agreement (the “Underwriting Agreement”), dated May 5, 2011, among the Company, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule A to the Underwriting Agreement, and the Selling Stockholder named on Schedule B to the Underwriting Agreement. The Shares are to be sold pursuant to a prospectus supplement dated May 2, 2011 (the “Prospectus Supplement”), supplementing the prospectus dated April 22, 2011 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-173513) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
We have examined (i) the Base Prospectus and the Prospectus Supplement, (ii) the Registration Statement, (iii) the executed Underwriting Agreement and (iv) such records of the Company, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued and delivered in accordance with the terms of the Underwriting Agreement, and upon receipt by the Company of payment of the consideration therefor provided for therein, will be legally issued, fully paid and nonassessable.
The foregoing opinions are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions
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May 5, 2011

interpreting these laws) and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus Supplement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.
Fulbright & Jaworski L.L.P.